ASSET PURCHASE AND ASSUMPTION AGREEMENT

This Asset Purchase and Assumption Agreement (this "Agreement"), dated August 4, 2010, is made by and among IMPCO Technologies, Inc., a Delaware corporation ("Buyer"), Productive Concepts International LLC, an Indiana limited liability company ("Seller") Robert Lykins, the sole member of Seller ("Owner") and, only with respect to Section 2.3(c), Fuel Systems Solutions, Inc., a Delaware corporation and sole shareholder of Buyer ("Parent") .

(Each of Owner and Seller is referred to herein as a "Seller Party" and collectively they are the "Seller Parties". Each of the Seller Parties and Buyer is referred to herein as a "Party" and collectively they are the "Parties".)

RECITALS

WHEREAS, Seller is engaged in the business of vehicle modification for the alternative fuel and specialty vehicle modification business (the "VMAF Business");

WHEREAS, Seller desires to sell, and Buyer desires to purchase, on the terms and subject to the conditions specified herein, all of the assets of the VMAF Business and to assume the obligations of the VMAF Business expressly assumed herein;

WHEREAS, Buyer has lent $250,000 (the "Purchase Price Advance") to Seller as an advance on the purchase price in connection with a letter of intent for the execution of this Agreement; and

WHEREAS, upon the execution of this Agreement Buyer has extended a credit facility to Seller in an amount equal to FIVE MILLION DOLLARS ($5,000,000) (the "Revolving Loan") pursuant to the terms of a loan and security agreement between Buyer and Seller (the "Loan and Security Agreement"); and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, on the basis of and in reliance upon the representations and warranties set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings:

"Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes; and (c) any claim, remedy or other right related to any of the foregoing.

"Affiliate" means, with respect to a Person, each other Person controlled by, controlling, or under common control, with such Person. As used in this definition, "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of stock or other equity interest or as trustee or executor, by contract, or credit arrangement or otherwise.

"Agreement" has the meaning specified in the opening paragraph.

"Arbiter" means an independent accounting firm mutually acceptable to the Parties.

"assets" has the meaning specified in Section 3.7(a).

"Asset Allocation Statement" has the meaning specified in Section 2.5.

"Assignment and Assumption Agreement" has the meaning specified in Section 2.7(b)(i).

"Assumed Liabilities" has the meaning specified in Section 2.4(a).

"Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

"Bill of Sale" has the meaning specified in Section 2.7(b)(i).

"Buyer" has the meaning specified in the opening paragraph.

"Buyer Group" has the meaning specified in Section 9.1.

"Business Employees" shall have the meaning ascribed to such term in Section 3.14(a).

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Claim" or "Claims" has the meaning specified in Section 9.1.

"Closing" has the meaning specified in Section 2.6.

"Closing Date" shall mean the date on which the Closing occurs pursuant to Section 2.6.

"COBRA" shall have the meaning ascribed to such term in Sections 3.18(d).

"Code" means the Internal Revenue Code of 1986, as amended.

"Competing Business" shall have the meaning ascribed to such term in Section 3.24.

"Confidential Information" means all information, belonging or relating to Buyer (including information belonging or relating to Seller and/or the VMAF Business as to which Buyer directly or indirectly acquires an ownership interest at the Closing) which is not generally known to the public, including, without limitation, business or trade secrets, price lists, methods, formulas, know-how, customer lists, manufacturing processes, products costs, marketing plans, research and development and financial information.

"Contemplated Transactions" means all of the transactions contemplated by this Agreement.

"Contract" means any contract for goods, services or technology including those for which Seller is the purchaser or provider, sales order, supply contract, purchase order, agreement, contract, lease, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, or obligation, whether written or oral, express or implied.

"Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

"Creditor Payments" shall have the meaning ascribed to such term in Section 2.3(b).

"Defined Benefit Plan" shall have the meaning ascribed to such term in Section 3.18(a).

"Earn Out" or "Earn Outs" shall have the meaning ascribed to such term in Section 2.3(c).

"Effective Time" means the time at which the Closing is consummated.

"Employee Plans" shall have the meaning ascribed to such term in Section 3.18(a).

"Employee Welfare Benefit Plan" shall have the meaning ascribed to such term in Section 3(1) of ERISA.

"Environmental Claims" shall mean all Claims concerning any Environmental Laws.

"Environmental Laws" shall have the meaning ascribed to such term in Section 3.21(d).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means a corporation, trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code).

"Escrow Agreement" shall have the meaning ascribed to such term in Section 2.7(b)(i)(F).

"Escrow Agent" means a third party escrow agent agreed upon by the Parties.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Assets" has the meaning specified in Section 2.2.

"GAAP" means generally accepted accounting principles, consistently applied.

"General Motors Contract" means that certain Purchase Contract between Seller and General Motors LLC effective June 17, 2010 and denoted contract number 2NCK0000.

"General Motors Consent" means the consent to assignment required by the General Motors Contract.

"Governing Documents" means with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

"Governmental Authorization" means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

"Governmental Entity" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, or any domestic state, county, city or other political subdivision.

"Hazardous Material" means (a) all or any of the following: substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

"Indemnified Party" shall have the meaning ascribed to such term in Section 9.3.

"Indemnifying Party" shall have the meaning ascribed to such term in Section 9.3.

"Indemnity Notice" shall have the meaning ascribed to such term in Section 9.3.

"Initial Payment" shall have the meaning ascribed to such term in Section 2.3(a).

"Intellectual Property" means all registered and unregistered trademarks, trade names, service marks; Internet domain names, trademark and service mark applications; registered and unregistered copyrights (including, without limitation, those in computer programs and software, including all source and object code); patents, patent applications, inventions, software, trade secrets, know-how, designs, processes and similar intangibles; mask works; any rights under any license to any of the foregoing whether or not subject to statutory registration or protection.

"Intellectual Property Assets" shall have the meaning ascribed to such term in Section 3.10(a).

"Inventories" means all inventories of the VMAF Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

"Knowledge" means an individual will be deemed to have Knowledge of a particular fact or other matter if: (a) that individual is actually aware of that fact or matter; or (b) a prudent individual could reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as an employee of Seller has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person. Knowledge of Owner shall be attributed to Seller, such that each inference to Knowledge of Seller, however phrased, shall mean the collective Knowledge of Seller and Owner.

"Leased Real Property" shall have the meaning ascribed to such term in Section 3.11(b).

"Leased Real Property Leases" shall have the meaning ascribed to such term in Section 3.11(b).

"Legal Requirements" means any requirement arising under any action, law, proceeding, determination or direction of an arbitrator or Governmental Entity, including any environmental and safety requirement.

"Liability" means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Lien" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

"Loan and Security Agreement" shall have the meaning ascribed to such term in the Recitals.

"Losses" means any and all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges, and amounts paid or incident to any of the foregoing or in investigation, defense or settlement of Proceedings relating to Losses (including, without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents of such person).

"Material Adverse Effect" means any fact or facts which, individually or collectively, can or may negatively impact (i) the business, operations, properties, financial condition or results of operations, or prospects of the VMAF Business taken as a whole, (ii) the Contemplated Transactions, or (iii) the ability of Seller to perform its obligations under this Agreement.

"Multiemployer Plan" shall have the meaning ascribed to such term in Section 3.18(a).

"Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

"Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

"Owner" has the meaning specified in the opening paragraph.

"Parent" has the meaning specified in the opening paragraph.

"Party" has the meaning specified in the second opening paragraph.

"Parties" has the meaning specified in the second opening paragraph.

"Permit" means any permits, licenses, authorizations, consents or approvals granted or issued by an Governmental Entity.

"Permitted Liens" means (i) any Lien for Taxes or other governmental charges not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any mechanics', carriers', workers', repairers' or similar statutory Lien arising in the Ordinary Course of Business by operation of law with respect to a liability that is not yet due or delinquent and which statutory Liens are not, individually or in the aggregate, material to the VMAF Business, (iii) with respect to real property, any minor imperfection of title, covenants, conditions, restrictions, easements and other matters of record affecting title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the use of such real property as it is currently used by Seller, (iv) with respect to real property, any zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the real property which are not violated by the current use and operation of the real property by Seller, (v) with respect to assets leased by Seller, any Liens of record which do not materially affect the use by Seller of the asset which is leased, and (vi) any lien held by Buyer.

"Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

"Personal Property Lease" shall have the meaning ascribed to such term in Section 3.7(a)(iv).

"Proceeding" means any action, arbitration, audit, Claim, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

"products" shall have the meaning ascribed to such term in Section 3.7(a).

"Pro Forma Balance Sheet" shall have the meaning ascribed to such term in Section 3.3(a).

"Purchase Price" shall have the meaning ascribed to such term in Section 2.3(a).

"Purchase Price Advance" shall have the meaning ascribed to such term in the Recitals.

"Purchased Assets" has the meaning specified in Section 2.1.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Related Person" means with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family; (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

"Representative" means a Party's Affiliates and its officers, directors, principals, attorneys, agents, employees and other authorized representatives.

"Required Consents" shall have the meaning ascribed to such term in Section 7.1(f).

"Required Contract Consents" shall have the meaning ascribed to such term in Section 2.8.

"Required Government Consents" shall have the meaning ascribed to such term in Section 7.1(f).

"Restricted Affiliate" means, with respect to a Restricted Party, any business, firm, entity or other Person with respect to which such restricted person, serves as an officer, director or partner or member, or is employed by, or serves as a consultant with or has any equity or equity-like interest in (other than equity interest that are publicly traded and such ownership does not exceed 3% of the outstanding equity interest of such entity) or otherwise owns, manages, operates or Controls, directly or indirectly.

"Restricted Contracts" shall have the meaning ascribed to such term in Section 2.8.

"Restricted Parties" shall have the meaning ascribed to such term in Section 6.3(a).

"Restricted Party" shall have the meaning ascribed to such term in Section 6.3(a).

"Restricted Period" shall have the meaning ascribed to such term in Section 6.3(a).

"Retained Liabilities" shall have the meaning ascribed to such term in Section 2.4(b).

"Revised Asset Allocation Statement" shall have the meaning ascribed to such term in Section 2.5.

"Revolving Loan" shall have the meaning ascribed to such term in the Recitals.

"Seller" has the meaning specified in the opening paragraph.

"Seller Group" has the meaning specified in Section 9.2.

"Seller Marks" has the meaning specified in Section 6.8.

"Seller Parties" has the meaning specified in the second opening paragraph.

"Seller Party" has the meaning specified in the second opening paragraph.

"Seller's Knowledge" means all facts and information which are, or could reasonably be expected to be, within the Knowledge of the Business Employees listed on Schedule 3.14(a) under "Salaried Employees".

"Seller's Software" means all of the proprietary software (both source code and object code) of Seller.

"Tangible Personal Property" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto. The term "tangible" as used herein is not intended to be construed by reference to the Uniform Commercial Code definition of the term "tangible;" thus, Intellectual Property Assets are not included within Tangible Personal Property.

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority.

"Tax Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

"Tax Returns" means any return, report, information return, schedule, certificate, statement, election or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Tax Authority, the statement or other document issued by, a Tax Authority in connection with any Tax.

"Threshold" shall have the meaning ascribed to such term in Section 9.4.

"Transaction Documents" means, collectively, this Agreement and all other transaction document agreements, instruments, certificates and other documents expressly contemplated by this Agreement including the Loan and Security Agreement and the other loan documents as defined in the Loan and Security Agreement.

"Transfer Taxes" shall have the meaning ascribed to such term in Section 6.6(a).

"Transferred Productive Concepts Assets" shall have the meaning set forth in Section 3.5(b).

"Transferred Contracts" shall have the meaning set forth in Section 2.1(g).

"Transferred Employees" shall have the meaning ascribed to such term in Section 8.1.

"VMAF Business" shall have the meaning ascribed to such term in the Recitals.

"VMAF Contract" means any Contract entered into in connection with the VMAF Business.

"Year" has the meaning specified in Section 2.3(c).

1.2 Interpretation. Accounting terms not defined in this Agreement shall have the meaning given to them under GAAP. All accounting calculations shall be calculated on a consistent basis. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms "hereunder," "hereby," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer all rules and regulations promulgated thereunder, unless the context requires otherwise.

2. THE TRANSACTIONS

2.1 Purchase and Sale of the Assets.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Liens other than Permitted Liens, all of Seller's right, title and interest in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, relating to or used or held in connection with the conduct of the VMAF Business, including the following (but excluding the Excluded Assets):

(a) all Leased Real Property, including the Leased Real Property described in Schedule 3.11;

(b) all Tangible Personal Property, including those items described in Schedule 2.1(b);

(c) all of the intangible rights and property of Seller, including all Intellectual Property Assets, web sites, going concern value, goodwill, telephone and telecopy numbers and listings, and e-mail addresses and listings and those items listed in Schedule 3.10(a);

(d) all Inventories;

(e) all Accounts Receivable including the Accounts Receivable listed in Schedule 3.8;

(f) all cash, cash equivalents and short-term investments of Seller (regardless of whether associated with the VMAF Business);

(g) all VMAF Contracts, including those listed in Schedule 3.7(a) (which, for the avoidance of doubt, shall include the General Motors Contract, and all outstanding offers or solicitations made by or to Seller to enter into any Contract (the "Transferred Contracts");

(h) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

(i) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(e);

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(k) all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent, or noncontingent, including all such claims listed in Schedule 2.1(k); and

(l) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Schedule 2.2(c) and that are not excluded under Section 2.2.

All of the property and assets to be transferred to Buyer hereunder (including all of the Transferred Productive Concepts Assets transferred after the date hereof) are referred to collectively within this Agreement as the "Purchased Assets."

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2 Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(a) all minute books, stock Records and corporate seals;

(b) the membership interests of Seller;

(c) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.2(c);

(d) all insurance policies and rights thereunder (except to the extent specified in Section 2.1(i) and (j));

(e) all personnel Records and other Records that Seller is required by law to retain in its possession;

(f) all claims for refund of Taxes and other governmental charges of whatever nature;

(g) all rights in connection with and assets of the Employee Plans;

(h) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement and any other Transaction Document;

(i) all assets of Seller not relating to or used or held in connection with the conduct of the VMAF Business; and

(j) the property and assets expressly designated in Schedule 2.2(i).

2.3 Purchase Price; Payments.

(a) The purchase price for the Purchased Assets (the "Purchase Price") will be (i) Ten Million One Hundred and Twenty-Five Thousand dollars ($10,125,000) (the "Initial Payment"), (ii) the Earn Outs, as provided for in Section 2.3(c), and (iii) the assumption of the Assumed Liabilities.

(b) At the Closing, Buyer shall pay the Initial Payment as follows:

(i) to Seller, Six Million One Hundred and Twenty-Five Thousand dollars ($6,125,000), less (A) the Purchase Price Advance, (B) any Creditor Payments, by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three (3) business days prior to the Closing Date and (C) any amounts borrowed by Seller under the Loan and Security Agreement for the repayment of debt which exceed Nine Hundred and Seventy-Five Thousand dollars ($975,000);

(ii) the amounts owed to each creditor listed on Schedule 2.3(b) as required to discharge any and all indebtedness owed to such creditor in accordance with the payment instructions set forth in the respective payoff letters ("Creditor Payments"), by wire transfer or check as applicable;

(iii) the Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery to the Escrow Agent thereunder of Four Million Dollars ($4,000,000), as the General Escrow Fund (the "General Escrow Fund"), by wire transfer to an account or accounts specified by the Escrow Agent;

(c) (i) Following the Closing, Seller will be eligible to receive from Buyer two earn out payments (the "Earn Outs") payable in Parent common stock. Earn Outs are payable with respect to calendar years 2011 and 2012 (each, a "Year") and shall be paid as soon as practicable after the end of the Year but no more than 90 days after the end of the Year.

(ii) Each Year's "Earn Out" will be payable as follows:

    for calendar Year 2011, $10 million in Parent common stock (as determined pursuant to subsection (vii) below) in the event that the Revenue (as herein defined) is greater than $45 million; and

    for calendar Year 2012, $10 million in Parent common stock (as determined pursuant to subsection (vii) below) in the event that the Revenue is greater than $65 million.

(iii) "Revenue" means the revenue associated with the VMAF Business calculated in accordance with GAAP. Without limiting the foregoing, it is understood by the Parties that Buyer has the ultimate control over the management of the VMAF Business and will review the alignment of any proposed purchase orders of the VMAF Business with Buyer profitability targets.

(iv) Buyer will determine the amount of any Earn Out no later than 60 days after the end of the Year to which such Earn Out relates. Promptly after making such determination, and prior to making any Earn Out payment required hereunder, Buyer will deliver to Seller a certificate setting forth the calculations by which Buyer derived the amount of the payment due to Seller and certifying its accuracy. Any dispute relating to the calculation of Revenue, if the parties are unable to resolve such dispute within the 90 day period following the delivery of the certificate to Seller, shall be resolved by the Arbiter whose decision shall be final and binding on the parties hereto.

(v) In the event that an Earn Out is payable with respect to any Year, shares of Parent common stock (the "Earn Out Shares") shall be paid via book-entry transfer to the designated brokerage account of Seller. Seller acknowledges that the Earn Out Shares are being sold to Seller in a private placement exempt from registration under the Securities Act of 1933, as amended (the "Act"), that Buyer shall have no obligation to register the Earn Out Shares under the Act, and that the Earn Out Shares shall be eligible for resale only pursuant to Rule 144 under the Act or under any other applicable exemption under the Act.

(vi) Seller and Owner hereby make, for the benefit of Buyer and Parent the following representations and warranties, which representations and warranties shall be true and correct as of the date hereof and as of the date of any Earn Out: (A) all Earn Out Shares to be acquired by Seller pursuant to this Section 2.3(c) will be acquired for its account and not with a view towards distribution thereof; (B) Seller must bear the economic risk of the investment in the Earn Out Shares, which cannot be sold except as specified in clause (F) below; (C) Seller has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent's behalf concerning the business and operations of the Parent and to obtain any additional information to the extent the Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; (D) Seller has had access to the Parent's periodic filings with the Securities and Exchange Commission; (E) the Owner is an ''accredited investor'' as such term is defined in Rule 501(a) under the Securities Act; (F) Seller understands and acknowledges that the Earn Out Shares cannot be sold unless the Earn Out Shares are eligible for resale pursuant to Rule 144 under the Act (or under any other applicable exemption under the Act); and (G) the Earn Out Shares to be received by Seller may bear legends to the effect that the Earn Out Shares may not be transferred except upon compliance with (x) the registration requirements of the Securities Act or an exemption therefrom, and (y) the provisions of this Agreement.

(vii) For purposes of payment of the Earn Out, the Earn Out Shares shall be valued at the applicable Average Price. For purposes of this Section 2.3(c), the following terms shall have the following meanings:

(A) "Closing Price" shall mean the closing sale price of Buyer common stock on a Trading Day as supplied by the Nasdaq Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another mutually agreed to authoritative source).

(B) "Trading Day" shall mean a day for which a Closing Price is so supplied.

(C) "Average Price" shall mean the average of the Closing Prices on the five (5) Trading Days immediately preceding January 31 of the applicable year.

(viii) Termination.

(A) For the period beginning on the Effective Date and ending on December 31, 2012, Buyer covenants (i) that Owner's salary shall not be less than his current base salary and (ii) not to terminate Owner's employment with Buyer except (i) for Cause or (ii) for Failure to Perform;

(B) In the event that Owner's employment with Buyer is terminated during the period beginning on the Effective Date and ending on December 31, 2011 for any reason other than for Cause, Failure to Perform or death Buyer agrees to pay to Seller the Earn Out for calendar Year 2011 regardless of Revenues earned, such payment to be made as soon as practicable but in no event later than sixty (60) days after the date of termination;

(C) In the event that Owner's employment with Buyer is terminated during the period beginning on January 1, 2012 and ending on December 31, 2012 for any reason other than for Cause, Failure to Perform or death, Buyer and Seller agree that no payment will be due Owner or Seller other than any Earn Out for calendar Year 2012 determined in accordance with Section 2.3(c); and

(D) For purposes of this Section 2.3(c)(viii), the following terms shall have the following meanings:

(x) "Cause" shall mean: (i) gross neglect by Owner of Owner's duties in connection with the business affairs of the Buyer; (ii) Owner's conviction (including conviction on a nolo contendere plea) of a felony or any non-felony crime or offense involving the property of the Buyer or any of its subsidiaries or affiliates or evidencing moral turpitude; (iii) willful misconduct by Owner in connection with the performance of Owner's duties in connection with the business affairs of the Buyer; (iv) intentional breach by Owner of any material provision of this Agreement; (v) material violation by Owner of a material provision of the Buyer's Code of Conduct; or (vi) any other willful or grossly negligent conduct of Owner which would make the continued employment of Owner by the Buyer materially prejudicial to the best interests of the Buyer.

(y) "Failure to Perform" shall mean, for the applicable period, (i) Revenues and gross profit margins for the VMAF Business of less than $10 million and 18% respectively during the period ending six months after closing, (ii)  Revenues and gross profit margins for the VMAF Business of less than $25 million and 18% respectively during the period ending 12 months after closing, (iii) Revenues and gross profit margins for the VMAF Business of less than $40 million and 18% respectively during the period ending 18 months after closing, and (iv) Revenues and gross profit margins for the VMAF Business of less than $60 million and 18% respectively during the period ending 24 months after closing.

2.4 Liabilities.

(a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "Assumed Liabilities"):

(i) any Liability to customers or suppliers of the VMAF Business incurred by Seller in the Ordinary Course of Business for orders outstanding as of the Effective Time (other than any Liability arising out of or relating to a breach of Contract that occurred prior to the Effective Time) as described on Schedule 2.4(a)(i);

(ii) any Liability arising after the Effective Time under VMAF Contracts; and

(iii) any Liability under the Loan and Security Agreement.

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller in accordance with their terms. "Retained Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities, including without limitation:

(i) any Liability arising out of or relating to products of Seller to the extent manufactured or sold or delivered prior to the Effective Time, other than those listed on Schedule 2.4(a)(i), including any warranty liability to a customer;

(ii) any Liability under any Contract assumed by Buyer that arises after the Effective Time but that arises out of or relates to any breach that occurred prior to the Effective Time;

(iii) any Liability for Taxes, including (A) any Taxes arising as a result of Seller's operation of its business or ownership of the Purchased Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iv) any Liability under any Contract not assumed by Buyer including without limitation any brokers set forth in Schedule 3.27;

(v) any Environmental Claim arising out of or relating to the operation of Seller's business or Seller's leasing, ownership or operation of real property;

(vi) any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's employees or former employees or both;

(vii) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(viii) any Liability arising out of or relating to any employee grievance, whether or not the affected employees are hired by Buyer;

(ix) any Liability of Seller to any Affiliate or Related Person of Seller;

(x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xi) any Liability to distribute or otherwise apply all or any part of the consideration received hereunder;

(xii) any Liability arising out of any Proceeding pending as of the Effective Time;

(xiii) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(xiv) any Liability arising out of or resulting from Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Entity;

(xv) any Liability of Seller or Owner, or any Affiliate of Seller or Owner, for any credit card debt or balances;

(xvi) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvii) any Liability of Seller based upon Seller's acts or omissions occurring after the Effective Time.

2.5 Allocation. Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller Parties copies of Form 8594 and any required exhibits thereto (the "Asset Allocation Statement") allocating the Purchase Price among the Purchased Assets. Buyer shall prepare and deliver to each of the Seller Parties from time to time revised copies of the Asset Allocation Statement (the "Revised Asset Allocation Statements") so as to report any matters on the Asset Allocation Statement that need updating (including Purchase Price adjustments, if any). Neither the Asset Allocation Statement nor any Revised Asset Allocation Statement shall assign more than 10% of the purchase price towards the non-compete provisions contained in this Agreement. The Purchase Price paid by Buyer for the Purchased Assets shall be allocated in accordance with the Asset Allocation Statement or, if applicable, the last Revised Asset Allocation Statement provided by Buyer to each of the Seller Parties, and all Tax Returns and reports filed by the Seller Parties and Buyer shall be prepared consistently with such allocation. The Asset Allocation Statement (and, if applicable, all Revised Asset Allocation Statements) shall be prepared in the manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

2.6 Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Day Pitney LLP, located in New York, New York or via facsimile or similar electronic means as the Parties may agree, commencing at 10:00 a.m. (local time) on August 27, 2010, or such other date, whether earlier or later, as the Parties may agree in writing. Subject to the provisions of Section 11.6, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 11.6.

2.7 Signing and Closing Obligations.

(a) Signing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, upon the Execution of this Agreement:

(i) Seller shall, if not previously delivered, execute and deliver to Buyer (or cause to be delivered to Buyer):

(A) an executed Loan and Security Agreement;

(B) a note to be executed by Seller in favor of Buyer to evidence the Revolving Loan (the "Note");

(C) a pledge agreement between Seller and Buyer (the "Pledge Agreement");

(D) a personal guaranty between Seller, Seller's wife and Buyer (the "Personal Guaranty Agreement"); and

(ii) Buyer shall, if not previously delivered, execute and deliver to Seller (or cause to be delivered to Seller):

(A) the executed Loan and Security Agreement;

(B) the executed Pledge Agreement; and

(C) the Revolving Loan;

(b) Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(i) Seller shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(A) a bill of sale for all of the Purchased Assets that are Tangible Personal Property in a form mutually agreeable to Buyer and Seller (the "Bill of Sale") executed by Seller;

(B) an assignment of all of the Purchased Assets that are intangible personal property in a form mutually agreeable to Buyer and Seller, which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement") executed by Seller;

(C) for each interest in Leased Real Property identified on Schedule 3.11, an Assignment and Assumption of Lease in a form mutually agreeable to Buyer and Seller (the "Lease Assignment") or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

(D) assignments of Intellectual Property Assets in forms mutually agreeable to Buyer and Seller executed by Seller;

(E) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(F) an escrow agreement mutually agreeable to Buyer and Seller, executed by Seller, Buyer and the Escrow Agent (the "Escrow Agreement");

(G) a certificate executed by Seller stating that the conditions specified in Sections 7.1(a) through Section 7.1(k), inclusive, have been fully satisfied;

(H) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's member approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 6.8 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Entities;

(I) a duly executed certificate from Seller of non-foreign status in the form and manner that complies with section 1445 of the Code and the Treasury regulations promulgated thereunder (each a "FIRPTA Certificate"); provided, however, that, notwithstanding anything to the contrary contained herein, if Seller fails to deliver a FIRPTA Certificate and Buyer elects to proceed with the Closing, Buyer shall be entitled to withhold the amount required to be withheld pursuant to Section 1445 of the Code from the Purchase Price;

(J) a certificate of good standing from the appropriate officer in the jurisdiction of formation of Seller; and

(K) an amendment to the lease agreement dated January 1, 2010, by and among Productive Concepts Internationals, LLC and R&D Holdings, L.L.C. with respect to that certain commercial building and associated real estate located at 1274 S. State Rd. 32, Union City, Indiana 47390 (the "Union City Lease") amending the term of the Union City Lease to reflect a three (3) year term with two (2) three (3) year Buyer options and to reflect any other such changes as the Parties shall mutually agree.

(ii) Buyer shall deliver to Seller:

(A) the Initial Payment, in accordance with Section 2.3;

(B) the Assignment and Assumption Agreement executed by Buyer;

(C) the Lease Assignment;

(D) the Escrow Agreement;

(E) a certificate executed by Buyer stating that the conditions specified in Sections 7.2(a) through Section 7.2(d), inclusive, have been fully satisfied; and

(F) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

2.8 Consents.

If there are any notices, consents, authorizations, waivers or approvals of, to or with any third party in connection with any VMAF Contract, Leased Real Property Lease or Personal Property Lease, (the "Required Contract Consents") that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each VMAF Contract, Leased Real Property Lease or Personal Property Lease as to which such Required Contract Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Contracts"), Buyer may waive the closing conditions as to any such Required Contract Consent and either:

(i) elect to have Seller continue its efforts to obtain the Required Contract Consents; or

(ii) elect to have Seller retain that Restricted Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Seller continue its efforts to obtain any Required Contract Consents and the Closing occurs, notwithstanding Section 2.1 and Section 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Contracts, and following the Closing, the Parties shall use Best Efforts, and cooperate with each other, to obtain the Required Contract Consent relating to each Restricted Contract as quickly as practicable. Pending the obtaining of such Required Contract Consents relating to any Restricted Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Required Contract Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract to Buyer, and Buyer shall assume the obligations under such Restricted Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer).

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties hereby jointly and severally make to Buyer the representations and warranties set forth in Sections 3.1 through 3.30, inclusive. It is understood and agreed that any references to the Seller Parties in this Article 3 or elsewhere in this Agreement includes the predecessors to such entity, unless the context clearly requires otherwise.

3.1 Organization and Capitalization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana. Seller has all power and authority to carry on its business as now conducted. Schedule 3.1A identifies those jurisdictions in which Seller is duly licensed, registered or qualified to do business and Seller is in good standing in each such jurisdiction. There are no other jurisdictions where the failure of Seller to be so licensed, registered or qualified or in good standing would, or could reasonably be expected to, have a Material Adverse Effect. All of the outstanding membership interest of Seller is owned by Owner and, except as set forth on Schedule 3.1B, there are no outstanding options, warrants or other agreements to purchase any securities of Seller. Seller does not own or hold any right to acquire any capital stock or any other security, interests or investment in any other Person, other than investments which constitute cash or cash equivalents. Seller does not operate or maintain an office or have any employees who devote a significant portion of their time working in any state other than the State of Indiana.

3.2 Authorization; Binding Effect; No Conflict. This Agreement has been duly executed and delivered by Seller and Seller has all requisite power and legal capacity to execute and deliver this Agreement and all other Transaction Documents to which it is a party, to consummate the Contemplated Transactions and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and all other Transaction Documents have been duly authorized by each Seller Party. This Agreement constitutes, and all other Transaction Documents to be executed and delivered by the Seller Parties upon the execution and delivery thereof, will constitute, the legal, valid and binding obligations of each Seller Party, enforceable against such Seller Party in accordance with their respective terms. Neither the execution and delivery of this Agreement or any other Transaction Documents, nor the consummation of the Contemplated Transactions, will currently, or after notice or lapse of time or both, (i) result in a violation of the articles of organization or any equivalent documents of Seller or any of its Affiliates, or (ii) result in a violation by Seller or any of its Affiliates of any law, statute, ordinance or regulation applicable to it, other than any violation which would not have a Material Adverse Effect, or (iii) result in a violation by Owner, Seller or any of its Affiliates of any Order of any court or quasi-judicial tribunal applicable to it.

3.3 Pro Forma Balance Sheet.

(a) The pro forma balance sheet of the VMAF Business dated August 1, 2010 (the "Pro Forma Balance Sheet"), as attached as Schedule 3.3(a), (i) accurately reflects in all material respects the transactions, assets, liabilities, earnings and other results of operations of the VMAF Business as included therein, and (ii) is complete and correct in all material respects.

(b) Except as disclosed in Schedule 3.3(b), there is no indebtedness or other Liability except those incurred in the Ordinary Course of Business.

3.4 Company Identification. Schedule 3.4 lists the company names and offices of Seller and each predecessor of Seller, and represents all of the company names and offices used by Seller and each predecessor of Seller in the past seven (7) years.

3.5 Title to Assets. (a) Other than (i) Intellectual Property (as to which the representations related to title are found in Section 3.10) and (ii) those Purchased Assets which are listed on Schedule 3.5B (the "Transferred Productive Concepts Assets") for which good title, free and clear of all liens, shall be transferred to Seller prior to or at the Effective Time, Seller has good title to all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens and that lien set forth on Schedule 3.5A.

(b) The Transferred Productive Concepts Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, used or held for use in the VMAF Business which are not owned by Seller at the time of the execution of this Agreement.

(c) As of the Effective Time, other than Intellectual Property (as to which the representations related to title are found in Section 3.10), Seller shall have good title to all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

3.6 Sufficiency of Assets. The Purchased Assets (a) constitute substantially all of the assets, tangible and intangible, of any nature whatsoever, used or held for use in the VMAF Business, (b) include all of the operating assets of Seller in the VMAF Business and (c) are sufficient for Buyer to conduct the VMAF Business from and after the Closing without interruption and in the Ordinary Course of Business as it has been conducted by Seller.

3.7 VMAF Contracts. (a) As used in this Section 3.7 and elsewhere in this Agreement, the term "products" includes both tangible and intangible products (including, without limitation, computer software) and the term "assets" includes both tangible and intangible assets, unless the context clearly requires otherwise. Schedule 3.7(a) lists each VMAF Contract, including, without limitation, each of VMAF Contracts of the type described in subparagraphs (i) through (x) below.

(i) any licensing agreement for the license of trademarks or service marks to be used in connection with the design, development, manufacture or sale of products or services;

(ii) any contract or purchase order to license, sell, maintain, or service products or provide consulting or other services to and for any customer including, without limitation, the General Motors Contract;

(iii) any contract for the purchase or sale of any assets or property relating to or used or held for use in connection with the conduct of the VMAF Business for consideration in excess of $25,000;

(iv) any contract for the lease or sublease as lessee, lessor, sublessee or sublessor of real or personal property used or held for use in the VMAF Business requiring payments in excess of $25,000 (a "Personal Property Lease");

(v) any license or sublicense of computer software, including databases, used in the VMAF Business other than end-user licenses of pre-packaged software widely available in the marketplace;

(vi) any contract with or in respect to any director, officer or employee of Seller and any contracts with provisions which would be put into effect and which would otherwise, by their plain meaning, affect the contract as a result of the death, disability or termination of employment or relationship of any director, officer, or employee of Seller;

(vii) any contract or agreement containing non-competition covenants limiting the freedom of any Seller Party to operate the VMAF Business or to sell, transfer or otherwise dispose of any assets or property relating to or used or held for use in connection with the VMAF Business or which would so limit the freedom of Buyer after the Closing Date, or any exclusive or non-terminable licensing agreement with respect to any Intellectual Property used in the VMAF Business;

(viii) any partnership, joint venture, teaming, consortium, or other similar contract, arrangement or agreement relating to the VMAF Business;

(ix) any development contracts relating to the VMAF Business; or

(x) any agency, dealer, franchise or similar agreement relating to the VMAF Business.

(b) Except as set forth on Schedule 3.7(b): (i) all of VMAF Contracts are valid, binding (to the extent of the binding terms in each such contract) and in full force and effect, and Seller has not been notified in writing by any party of such party's intention or desire to terminate any such VMAF Contract or modify it in any material respect; (ii) Seller has not violated or breached, or declared or committed any default under, any VMAF Contract; (iii) to Seller's Knowledge, no other Person has violated, breached, declared, or committed any default under any VMAF Contract and no event has occurred, and no circumstance or condition exists, or will, as a result of the Contemplated Transactions, exist, that will (A) result in a material breach of any of the provisions of any VMAF Contract, (B) give any Person the right to declare a default under any VMAF Contract, (C) give any Person the right to accelerate the maturity or performance of any VMAF Contract, or (D) give any Person the right to cancel or terminate such VMAF Contract or otherwise prevent Seller or Buyer from continuing to enjoy the full rights and benefits of any VMAF Contract; (iv) Seller has not received any outstanding written notice regarding any breach of, or default under, any VMAF Contract; and (v) Seller has not waived any right under any VMAF Contract.

3.8 Receivables. Schedule 3.8 accurately lists the amount and age of the Accounts Receivable of the VMAF Business as of the date of this Agreement. Each Account Receivable was generated in the Ordinary Course of Business and reflected a bona fide obligation for the payment of goods or services provided by the VMAF Business (subject to the reserves therefor). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off under any VMAF Contract with any obligor of an Accounts Receivable relating to the amount and validity of such Accounts Receivable.

3.9 Inventories. Schedule 3.9 accurately lists all of the Inventory of the VMAF Business. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the balance sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold. Inventories now on hand that were purchased after the date of the balance sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.10 Proprietary Rights.

(a) Schedule. Schedule 3.10(a) contains a complete list of all of Seller's Intellectual Property rights that relate to, are used, or are held for use by Seller in connection with the conduct of VMAF Business (the "Intellectual Property Assets"), including: (i) all patented or registered Intellectual Property owned by Seller and used in connection with the VMAF Business, (ii) all pending patent applications and applications for registrations of other Intellectual Property filed by or on behalf of Seller and used in connection with the VMAF Business, (iii) all registered trade names, trademarks, corporate names, domain names, trademarks and service marks owned (including under the Intercompany Agreement) by Seller and used in connection with the VMAF Business, (iv) all registered copyrights and computer software which are material to the VMAF Business, (v) all trade secrets which are used in connection with the VMAF Business, and (vi) a clear identification of the relative ownership rights of Seller and its Affiliates in the foregoing. Schedule 3.10(a) also contains a complete list of all licenses and other rights granted by Seller to any third party, and all licenses and other material rights granted by any third party to Seller (including under the Intercompany Agreement), or otherwise used by Seller in connection with the VMAF Business with respect to any Intellectual Property.

(b) Ownership; Claims. Except as set forth on Schedule 3.10(b), Seller (i) owns and possesses all right, title and interest in and to (or has the right to use pursuant to a valid and enforceable license as indicated on Schedule 3.10(a)) all Intellectual Property Assets described on Schedule 3.10(a) which are necessary or desirable for the operation of the VMAF Business, and (ii) owns or possesses (or has the right to use pursuant to a valid and enforceable license as indicated on Schedule 3.10(a)) all Intellectual Property Assets which are material to the VMAF Business and necessary or desirable for the VMAF Business as presently conducted, including, without limitation, the right to market, sell, offer to sell, license and grant others the right to use, market, sell, or offer to sell, and license the Intellectual Property Assets, without any conflict with, infringement or misappropriation of the Intellectual Property rights of others. Seller has taken all necessary or appropriate actions to maintain and protect in a commercially reasonable manner its interests and rights in all the Intellectual Property Assets. Except as set forth on Schedule 3.10(b):

(i) there are no outstanding claims which have been made in writing or, to Seller's Knowledge, verbally, against Seller, or, to Seller's Knowledge, against any customer of Seller, asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Assets or that the Intellectual Property Assets or the VMAF Business in any manner infringe, violate or involve the misappropriation of the Intellectual Property or other proprietary rights of any other Person,

(ii) Seller has not received any outstanding written or, to Seller's Knowledge, verbal notice of any infringement or misappropriation by, or conflict with, any Person with respect to any of the Intellectual Property Assets or the VMAF Business (including any demand or request that Seller license rights from any Person or cease licensing or servicing any of its products or services),

(iii) the conduct of the VMAF Business, including, without limitation, the use, sale, offer to sell, license and use by customers of the Intellectual Property Assets or other Intellectual Property used in the VMAF Business subject to VMAF Contracts, has not infringed, misappropriated, or violated, and does not infringe, misappropriate or violate, any Intellectual Property or other proprietary right of any other Person,

(iv) except as set forth on Schedule 3.10(b)(iv), and to the Knowledge of Seller, none of the Intellectual Property Assets have been infringed, misappropriated or violated by any other Person; and

(v) except with respect to licenses of commercial off-the-shelf software, and except pursuant to the licenses listed in Schedule 3.10(a), Seller is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property Assets or other third party, with respect to the use thereof or in connection with the conduct of the VMAF Business as currently conducted or proposed by Seller to be conducted.

(c) Each agreement that contains a license with respect to Intellectual Property Assets is in full force and effect and is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Seller is not in default under any such license, nor, to Seller's Knowledge is any other party to any such license in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any such license has exercised any termination rights with respect thereto.

(d) Seller has sufficient title and ownership of or licenses to or otherwise possess all necessary rights, all of which are included within the Purchased Assets, to use and to grant others the right to use all of the Intellectual Property used in the VMAF Business, including, without limitation, to market, sell, license, and grant others the right to use, market, sell and license the Products, without any conflict with, infringement, or misappropriation of any Intellectual Property of others.

(e) Except as set forth on Schedule 3.10(e), none of the Seller Parties has entered into any agreement to indemnify any other person against any charge of infringement, violation or misappropriation of any Intellectual Property. Except as set forth on Schedule 3.10(e), there are no royalties, fees or other payments payable by Seller to any person by reason of the ownership, use, sale, license or other disposition of any Intellectual Property.

(f) Seller is not nor will it be as a result of the execution and delivery of this Agreement, or any of the other Transaction Documents, or the closing of the Contemplated Transactions or other performance of the obligations under this Agreement, or any of the other Transaction Documents, in breach of any license, sublicense or other agreement relating to the Intellectual Property Assets or of any third party Intellectual Property.

(g) Except as set forth on Schedule 3.10(g), Seller has not been served with process, and, to Seller's Knowledge, is not aware that any Person is intending to serve process on Seller or any customer of any Affiliate of Seller, in any Proceeding which involves a claim of infringement, violation or misappropriation of any Intellectual Property of any third party. Seller has not brought any Proceeding for infringement, violation or misappropriation of any Intellectual Property or breach of any license or agreement involving any Intellectual Property Assets against any third party.

(h) Except those listed on Schedule 3.10(h), all officers, employees and consultants of Seller and each of its predecessors have executed and delivered to such entity an agreement regarding the protection of proprietary information and the assignment to such entity of any Intellectual Property arising from services performed for such entity by such persons.

(i) No former officer, employee or consultant of the Seller Parties or of any of their predecessors has, or could have, any right, title, interest or other claim in, to or under any of the Intellectual Property Assets.

(j) Other than disclosure to customers and potential customers during the sales process, Seller has obtained or entered into written agreements with all third parties in connection with the disclosure to, or use or appropriation by, such third parties, of any Intellectual Property Assets that is not otherwise protected by a patent, registered copyright or trademark, or other registration or legal scheme; and no situation involving such third party use, disclosure or appropriation of such Intellectual Property exists where such a written agreement was not obtained.

(k) Except as set forth on Schedule 3.10(k), there are no outstanding options, licenses or agreements of any kind relating to any of the Intellectual Property Assets, nor is Seller bound by or a party to any options, licenses or agreements of any kind, including without limitation obligations to pay any royalties or other payments with respect to the Intellectual Property Rights of any other Person.

(l) It is not and will not be necessary to use in the VMAF Business any inventions of any employee of Seller or of any of Seller's Affiliates (or any Person that Seller currently intends to hire) made prior to his or her employment by Seller. To Seller's Knowledge, no employee or consultant of Seller is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any Order, or any other restriction that would materially interfere with the use of his or her Best Efforts to carry out his or her duties for Seller or to promote the interests of Seller or that would materially conflict with Seller's business as currently conducted or as proposed to be conducted. At no time during the conception of or reduction to practice of any of the Intellectual Property Assets was any developer, inventor, or other contributor to such Intellectual Property Assets operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could materially adversely affect Seller's (or after the Effective Time, Buyer's) rights in such Intellectual Property.

3.11 Real Property.

(a) No Owned Real Property. Seller does not own any real property.

(b) Leased Real Property. Schedule 3.11 lists and describes briefly all real property leased or subleased to Seller (the "Leased Real Property"). Seller has delivered to Buyer correct and complete copies of the leases and subleases listed on Schedule 3.11 and all modifications thereof (collectively, the "Leased Real Property Leases"). With respect to the Leased Real Property and each of the Leased Real Property Leases:

(i) each Leased Real Property Lease is legal, valid, binding, enforceable, and in full force and effect;

(ii) other than past-due rent owed to R&D Holdings, LLC, neither Seller, nor to Seller's Knowledge, any other party to any Leased Real Property Lease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration of any Leased Real Property Lease;

(iii) neither Seller, nor to Seller's Knowledge, any other party to any Leased Real Property Lease has repudiated any material provision thereof;

(iv) there are no disputes, oral agreements, or forbearance programs in effect as to any Leased Real Property Lease which would have a material effect on such Leased Real Property Lease;

(v) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any leasehold or subleasehold created pursuant to any Leased Real Property Lease; and

(vi) no Leased Real Property Lease has been materially modified in any respect, except to the extent that such modifications are in writing and have been delivered or made available to Buyer.

(c) With respect to the Leased Real Property, (i) the portions of the buildings located on the Leased Real Property that are used in the VMAF Business are in the aggregate sufficient to satisfy Seller's current normal business activities as conducted thereon and to satisfy Seller's normal business activities as reasonably anticipated through March 31, 2011. No Seller Party has received written notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Real Property or any access thereto, and, to Seller's Knowledge, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any Governmental Entity which may affect any of the Leased Real Property, or (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Leased Real Property which have not been previously complied with.

3.12 Absence of Certain Events. Except as set forth on Schedule 3.12, since January 1, 2010, (i) Seller has conducted the VMAF Business only in the ordinary and usual course and in substantially the same manner as previously conducted and (ii) there has not been any event, circumstance or condition that has had, or is reasonably likely to have, a Material Adverse Effect.

3.13 Customers and Suppliers. Schedule 3.13 accurately lists all customers of and suppliers to the VMAF Business to whom sales or from whom purchases have been made at any time during 2009 or 2010 in excess of $25,000, together with aggregate sales to each such customer and aggregate purchases by each such supplier during 2009 and during 2010. Seller has not received notice from any customer or supplier material to the VMAF Business threatening or otherwise providing any notice of its intention to cease or materially alter their business with Seller. Except as set forth on Schedule 3.13, none of Seller, any Affiliates of Seller, nor any manager, director or officer of Seller, has any direct or indirect interest in any competitor, supplier, customer, lessee, lessor, or personal property, or in any other Person with whom Seller does business.

3.14 Employees.

(a) Schedule 3.14(a) sets forth the name, position, hire date and current annual compensation of all current employees of Seller involved in the VMAF Business ("Business Employees"). Except as set forth on Schedule 3.14(b), all Business Employees are employees at will and Seller does not have any written employment agreement, stay bonus agreements or non-compete agreements with any Business Employees. Except as set forth on Schedule 3.14(c): (i) no Business Employee of Seller has given written notice of intent to terminate employment if the Transactions are completed, (ii) there have been no actual or threatened labor disputes or work stoppages within the last three years, and none are expected, and (iii) no Business Employee of Seller is represented by a union and no union organizing activities have taken or, to Seller Knowledge, are taking place.

(b) To Seller's Knowledge, no Business Employee of Seller is in breach of any term of any employment contract, patent or other proprietary information disclosure or non-competition agreement or any other contract or agreement relating to the right of such employee to be employed by Seller.

3.15 Labor Disputes; Compliance.

(a) Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements nor to Seller's Knowledge, do any circumstances exist which could give rise to any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) there has never been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller's Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity, and there is no organizational activity or other labor dispute against or affecting Seller; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending involving Seller or any Business Employees; (vi) no grievance or Proceeding involving Seller or any Business Employees exists; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller's Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or any similar Governmental Entity.

3.16 No Undisclosed Liabilities.

Except as set forth in Schedule 3.3(b), Seller has no indebtedness or other Liability except those incurred in the Ordinary Course of Business that has not been disclosed to Buyer.

3.17 Taxes. Except as set forth on Schedule 3.17:

(a) All Tax Returns required to have been filed prior to the Closing Date by or with respect to Seller have been duly and timely filed (subject to any extensions). Each such Tax Return correctly and completely in all respects reflects the Tax liability and all other information required to be reported thereon and each such Tax Return has been prepared in compliance with all applicable laws and regulations. All Taxes due and payable by Seller, whether or not shown on any Tax Return, have been paid as of the date hereof. Seller is not the beneficiary of any extension of time within which to file any Tax Return.

(b) There are no actions, Tax audits or Tax examinations by any Tax Authority in connection with assessing additional Taxes against or in respect of Seller for any past period. There is no dispute or claim concerning any Tax liability of Seller threatened, claimed or raised by any Tax Authority or of which Seller are otherwise aware. There are no Liens for Taxes upon the assets and properties of Seller.

(c) Taxes that Seller was or is required by law to withhold, collect or pay have been duly withheld or collected and, to the extent required, paid to the appropriate Tax Authority.

(d) Seller has not received any written ruling related to Taxes or entered into any agreement with a Tax Authority relating to Taxes that is now in effect.

(e) There are no outstanding waivers or agreements extending the statute of limitations in respect of Taxes of Seller nor have any such waivers or agreements been requested.

(f) Seller is not aware of any Claim that has ever been made by any Tax Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Taxes in that jurisdiction.

(g) Seller is not aware of Seller being involved in, subject to, or a party to, any joint venture, partnership, contract, agreement, or other arrangement that is treated as a partnership for federal, state, local or foreign Tax purposes.

(h) Seller has not filed an affirmative election with any Tax Authority on Form 8832 to have Seller classified as an "association" taxable as a corporation for United States federal tax purposes.

(i) There are no Liens with respect to Taxes on the Purchased Assets other than Permitted Liens.

(j) Seller is, and has since its formation, been treated as a "disregarded entity" for federal income tax purposes.

(k) Buyer will not be required to deduct and withhold any amount pursuant to Sections 1441 or 1445 of the Code upon the transfer of the Purchased Assets to Buyer.

3.18 Employee Benefit Plans.

(a) Set forth on Schedule 3.18(a) is a complete and correct list of all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, restricted stock, phantom stock, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation, retention or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) are maintained or contributed to by Seller with respect to Business Employees, or with respect to which Seller has or may have any material Liability, and (ii) provide benefits, or describe policies or procedures applicable to any current or former director, officer, employee or service provider of Seller, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). Neither Seller nor any ERISA Affiliate is or was during the preceding six (6) years obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan"). Neither Seller nor any ERISA Affiliate maintains or during the preceding six (6) years maintained any "Defined Benefit Plan" (as defined in Section 414(l) of the Code) (a "Defined Benefit Plan") or any plan otherwise subject to Title IV of ERISA. Schedule 3.18(a) identifies as such any Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Also set forth on Schedule 3.18(a) is a complete and correct list of all ERISA Affiliates.

(b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller); (ii) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed or may be owed in the future by such entities; and (iii) all summary plan descriptions, and summaries of material modifications regarding the Employee Plans.

(c) Except set forth on Schedule 3.18(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d) Seller complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA", and (2) any applicable state statutes mandating health care or other welfare benefit continuation coverage for employees and/or their dependents.

(e) The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(f) Seller has maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as set forth on Schedule 3.18(f).

(g) Except as required by Legal Requirements and as set forth on Schedule 3.18(g), the consummation of the Contemplated Transactions (or the agreement to enter into the Contemplated Transactions) will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation and other benefits due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for payments that could subject any Business Employee to Liability for Tax under Section 4999 of the Code.

(h) Except for the continuation coverage requirements of COBRA, Seller does not have any obligations or potential Liability for compensation (or other benefits) to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(i) Except as set forth on Schedule 3.18(i), none of the Contemplated Transactions (or the agreement to enter into the Contemplated Transactions) will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

3.19 Compliance With Laws. Except as set forth on Schedule 3.19: (i) Seller is in compliance in all material respects with all applicable laws, rules, regulations, and ordinances affecting the VMAF Business or the Purchased Assets; and (ii) Seller has not violated, and is not in default in any material respect with respect to, any Order, settlement agreement or decree of, or any Permit or other authority from, any Governmental Entity.

3.20 Litigation. Except as set forth on Schedule 3.20, there are no Proceedings or audits, inquiries or investigations pending or, to Seller's Knowledge, threatened against or directly affecting Seller, the VMAF Business, the Business Employees or the Purchased Assets, nor is Seller subject to any Order material to the VMAF Business. No Proceeding is pending or, to Seller's Knowledge, threatened before any Governmental Entity seeking to restrain or prohibit Seller from entering into or consummating this Agreement, or to prohibit the Closing, or seeking damages against Seller or their properties as a result of the consummation of the Contemplated Transactions.

3.21 Environmental Matters.

(a) Except as otherwise set forth on Schedule 3.21, Seller has all Permits necessary for it to own, operate, use and/or maintain its properties and to conduct its business and operations as presently conducted. Except as otherwise set forth on Schedule 3.21, all such Permits are in effect, no proceeding is pending or, to Seller's Knowledge, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to Seller's Knowledge, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of Seller to own, operate, use or maintain its properties or to conduct its business and operations as presently conducted. Except as otherwise set forth on Schedule 3.21, (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) to Seller's Knowledge no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the Contemplated Transactions with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

(b) Except as set forth on Schedule 3.21, there are no Environmental Claims asserted or, to Seller's Knowledge, threatened against Seller or relating to any real property currently or formerly owned, leased or otherwise used by Seller. Neither Seller, nor, to Seller's Knowledge, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could reasonably be expected to form the basis for a valid Environmental Claim against Seller. Except as set forth on Schedule 3.21, Seller has not assumed any Liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c) Except as set forth on Schedule 3.21, no underground storage tanks or surface impoundments were at any time installed by, or at the direction of, Seller on any of the Leased Real Property and, to Seller's Knowledge, no underground storage tanks or surface impoundments are currently located on any of the Leased Real Property. Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Material, on or from any of the Leased Real Property except in compliance with Environmental Laws, as to give rise to liabilities of Seller for response costs, natural resource damages or attorneys' fees pursuant to CERCLA, or similar state or local environmental and safety requirements.

(d) Except as set forth on Schedule 3.21, Seller has been and is currently in compliance with all applicable environmental laws, statutes, regulations, orders, policies, guidelines, Permits or other legal requirements ("Environmental Laws"), including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

3.22 Product Liability. Other than as set forth on Schedule 3.22, there has been no Claim, notice of Claim, recall, demand, investigation or other indication received by Seller relating to the VMAF Business concerning potential or alleged defective products or services (other than customer dissatisfaction returns in the normal course of business). There is no material product quality, design, engineering or safety issue concerning any product developed, manufactured, distributed, licensed or sold by Seller. All products licensed or sold by Seller have complied in all material respects with all governmental, trade association and other mandatory and voluntary requirements, specifications and other forms of guidance.

3.23 Affiliate Transactions. All loans, sales, purchases and other transactions between Seller and any Affiliate of Seller which have occurred since January 1, 2010 or are currently in effect are set forth on Schedule 3.23. No Person holds a power of attorney to act on behalf of Seller.

3.24 Relationships with Related Persons. Except as disclosed in Schedule 3.24, neither Seller nor to Seller's Knowledge, any Affiliate or Related Person of Seller has, or since January 1, 2010 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller's business. Neither Seller nor, to Seller's Knowledge, any Affiliate or Related Person of Seller owns, or since January 1, 2010 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.24, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a "Competing Business") in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.24, no Affiliate or Related Person of Seller is a party to any Contract with, or has any claim or right against, Seller.

3.25 Insurance. All of the properties, assets and operations of Seller are adequately insured for the benefit of Seller and will be so insured through the Closing Date. All insurance policies carried by or for the benefit of Seller are listed and described on Schedule 3.25. Seller has not received notice of any pending or threatened termination or non-renewal with respect to any insurance policy listed or required to be listed on Schedule 3.25, and Seller is not in default with respect to any obligation pursuant to any such insurance policy. Other than described on Schedule 3.25, there are no pending Claims against such insurance by Seller as to which insurers are defending under reservation of rights or have denied liability.

3.26 Certain Business Practices.

(i) Neither the Seller Parties, nor any of their Affiliates, nor any of their directors, officers, employees or agents has given or offered anything of value to any governmental official, political party or candidate for government office nor have any of them taken any action, directly or indirectly, that would result in a violation by such persons, or the Buyer, of the Foreign Corrupt Practices Act of 1977, as amended and the rules thereunder, or any law of similar effect. Each transaction is properly and accurately recorded on the books and Records of Seller, and each document upon which entries in Seller's books and Records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller's assets are used only in accordance with Seller's management directives.

(ii) Neither the Seller Parties, nor any of their Affiliates, nor any of their directors, officers, employees or agents has taken any action to solicit, obtain or retain business of any kind that would result in a violation of any Legal Requirements. Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes.

3.27 Brokers. Except as set forth on Schedule 3.27, no finder, broker, agent or other intermediary has worked for or on behalf of the Seller Parties in connection with the negotiation or consummation of any of the Contemplated Transactions, and no Person is entitled to receive any brokerage commission, finder's fee or other compensation or fee as a result thereof.

3.28 Solvency.

(a) The Seller Parties are not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of a Seller Party exceeds the present fair saleable value of such Seller Party's assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.29 Consents. Except as otherwise set forth on Schedule 3.29, neither the execution and delivery of this Agreement nor the carrying out of any of the Contemplated Transactions will:

(a) violate or conflict with any of the terms, conditions or provisions of the articles of organization or equivalent Governing Documents of Seller;

(b) violate any Legal Requirements applicable to Seller;

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any VMAF Contract or Permit binding upon or applicable to Seller;

(d) result in the creation of any Lien (other than a Permitted Lien) on any Purchased Assets;

(e) require Seller to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any Governmental Entity.

3.30 Other Information. The information furnished by any of the Seller Parties to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by any of them at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading in any material respect. There is no fact to Seller's Knowledge that has not been disclosed herein or in a writing by them to Buyer that materially affects the business, properties, assets, prospects or condition, financial or otherwise, of Seller.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller:

4.1 Organization and Good Standing. Buyer: (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (ii) has the corporate power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; and (iii) is qualified to do business in, and is in good standing in, each jurisdiction where the nature of its business in such jurisdiction requires it to be so qualified.

4.2 Authorization and Binding Effect. All corporate action on the part of the Buyer and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of the Buyer's obligations hereunder has been taken, and this Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms of this Agreement, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors' rights generally or by general equitable principles.

4.3 Execution, Delivery and Performance. The execution, delivery, and performance by Buyer of this Agreement do not: (i) violate or breach the certificate of incorporation, articles of association, bylaws, or other constituent documents of Buyer; or (ii) violate or conflict with any law, statute, ordinance or regulation applicable to it, other than any violation which would not have a Material Adverse Effect.

4.4 Governmental and Other Consents. No Governmental Authorization is required in connection with the Buyer's execution and delivery of this Agreement or with the performance by Buyer of its obligations hereunder.

4.5 Brokers. Except as set forth on Schedule 4.5, no finder, broker, agent or other intermediary has worked for or on behalf of Buyer in connection with the negotiation or consummation of any of the Contemplated Transactions, and no Person is entitled to receive any brokerage commission, finder's fee or other compensation or fee as a result thereof.

4.6 Capitalization. Parent has sufficient shares of Parent common stock reserved for the issuance the Earn Out Shares to Seller, which issuance shall be subject to the terms of this Agreement.

4.7 Shareholder Approval. Approval by Parent's shareholders of the Contemplated Transactions or any other actions contemplated by this Agreement is not required.

5. COVENANTS REGARDING INTERIM PERIOD

During the period from the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Section 11.6 (the "Interim Period") :

5.1 Full Access. Seller shall afford to Buyer and Buyer's Representatives reasonable access during normal business hours to all assets, personnel, facilities, properties, accounts, books, records, information, contracts, documents of or relating to and customers of (including approval of Buyer efforts to contact and engage in discussions regarding) the VMAF Business, and shall furnish to them all information concerning the VMAF Business as they may reasonably request. Any access or investigation shall be on reasonable prior notice and shall be carried out in a manner designed to minimize disruption of the VMAF Business.

5.2 Conduct of the Business. Unless Buyer agrees otherwise in writing, or as otherwise expressly contemplated or permitted by this Agreement or required by any of the documents listed in any Schedule to this Agreement, Seller shall:

(a) conduct the VMAF Business in the ordinary and usual course and in substantially the same manner as previously conducted,

(b) maintain the Purchased Assets in good operating condition and repair and continue normal maintenance,

(c) except for capital expenditures contemplated pursuant to the Loan and Security Agreement (the "Permitted Expenditures"), not make any contract or commitment for, or incur, capital expenditures such that the total capital expenditures of the VMAF Business from January 1, 2010 through the Closing Date would exceed the aggregated budgeted amount for such period, as set forth on Schedule 5.2(c),

(d) not sell, lease, assign, grant an exclusive or non-terminable license, transfer, mortgage, encumber, alienate or dispose of any Purchased Assets,

(e) not lend or agree to lend any funds,

(f) not increase salaries or wages, declare bonuses, increase benefits, or institute any new benefit plan or program, except as specifically set forth on Schedule 5.2(f),

(g) comply in all material respects with all laws applicable to the VMAF Business,

(h) except as set forth in Schedule 5.2(h), not amend or in any way modify in a material respect any VMAF Contract identified or required to be identified on Schedule 3.7(a) or Schedule 3.7(b),

(i) not enter into any contract which obligates it to pay a sum greater than Twenty Thousand Dollars ($20,000) in any one instance or Sixty Thousand Dollars ($60,000) in the aggregate to any one Person, or obligates it for a period ending one year after the date of this Agreement (except for purchases from suppliers in the Ordinary Course of Business which are consistent with past practice),

(j) not introduce any material change with respect to the operation of the VMAF Business, including any method, principle or practice of accounting,

(k) not declare or pay any dividends or other similar distributions,

(l) merge into or with or consolidate with, any other Person or acquire the business or assets of any Person, and

(m) promptly notify Buyer of any event or condition of which Seller has Knowledge and which would or may cause any condition precedent in Article 7 hereof not to be fulfilled.

(n) take no action to implement any layoff of employees.

5.3 Notices of Certain Events. Seller shall promptly notify Buyer of:

(a) any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

(b) any notice or communication from any Governmental Entity in connection with the Contemplated Transactions;

(c) any Proceedings commenced or, to Seller's Knowledge, threatened against (i) the VMAF Business or (ii) the consummation of the Contemplated Transactions;

(d) the damage or destruction by fire or other casualty of any asset of Seller or any material part thereof, or in the event that any asset of the Seller Parties or part thereof becomes the subject of any proceeding or, to Seller's Knowledge, threatened proceeding for the purpose of taking all or any part thereof or right relating thereto by condemnation, eminent domain or other similar governmental action;

(e) any notice from (i) General Motors or (ii) a customer whose purchases from the VMAF Business exceeded One Hundred Thousand Dollars ($50,000) during either of 2010 or 2009, stating such customer's intention to terminate or substantially curtail, or amend in a material respect which would be adverse to Seller, its relationship with Seller;

(f) any notice from (i) a supplier for the General Motors Contract or (ii) a Person from whom the VMAF Business purchased in excess of One Hundred Thousand Dollars ($50,000) during either of 2010 or 2009, stating such Person's intention to terminate or substantially curtail its relationship with Seller; and

(g) the occurrence of any event that causes any of the representations and warranties of any of the Seller Parties in this Agreement to be or become untrue or inaccurate in any material respect.

5.4 Preservation of Business and Relationships. Seller shall use all commercially reasonable efforts to preserve its business organizations intact, to keep available to Buyer the present officers and employees engaged in the VMAF Business and to preserve the VMAF Business' present relationship with suppliers, customers and others having business relationships with them.

5.5 Payment of Liabilities. Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations.

5.6 Website Ownership. Seller shall take all action necessary to have its website(s) assigned to Buyer on the Closing Date with the appropriate internet service providers such that Buyer obtains administrative and technical control or ownership of such website(s).

5.7 No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Seller Parties shall not, and each of them shall cause its members, officers, employees, Affiliates and other agents not to, directly or indirectly, take any action to solicit, initiate, encourage, engage in, respond to or otherwise enter into any discussions or provide any information relating to any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of Seller or the VMAF Business, other than in connection with the Contemplated Transactions. Each of the Seller Parties shall promptly advise Buyer of the terms of any offer, proposal or indication of interest of which it or he receives or otherwise becomes aware.

5.8 Consents to Transactions. If any of the Contemplated Transactions would constitute a breach or default of, or give rise to a right of termination or cancellation under, or in any way materially adversely affect the rights of Seller under, a VMAF Contract, Leased Real Property Lease or Personal Property Lease, unless the consent of a party to such VMAF Contract, Leased Real Property Lease or Personal Property Lease has been obtained, then prior to the Closing, Seller shall use commercially reasonable efforts to obtain the consents of such other party to the extent that Buyer reasonably determines that such consent is necessary or desirable in connection with the Contemplated Transactions.

5.9 Transferred Productive Concepts Assets. Seller will obtain good title, free and clear of all liens, to the Transferred Productive Concepts Assets, and all consents necessary to the transfer of the Transferred Productive Concepts Assets.

5.10 Actions to Effect the Contemplated Transactions. The Seller Parties and Buyer shall each use commercially reasonable efforts to approve or cause to be approved, and effect or cause to be effected, the Contemplated Transactions, including without limitation (i) taking all actions necessary or appropriate to satisfy all conditions precedent and to enable the delivery at Closing of the agreements and documents contemplated by Article 7 (other than action involving the payment of funds which it or he is not otherwise obligated to make), (ii) executing and filing such documents and certificates as may be necessary or appropriate, and (iii) using all commercially reasonable efforts to obtain all Required Consents (as hereinafter defined).

6. POST CLOSING COVENANTS

6.1 Consents. If obtaining any consents, transfers of any Permits or other actions by Seller is necessary or desirable in Buyer's reasonable opinion to facilitate any objective as respects the VMAF Business or its future operations after Closing, Seller and Buyer shall each use all commercially reasonable efforts to obtain any such consents, transfers of any Permits or other actions, provided such actions shall not require the payment of more than a de minimus amount of money or other expenditure of funds by Seller.

6.2 Employee Matters.

(i) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all employees of the VMAF Business, except for such employees Seller certifies in writing to Buyer are exempt from such requirement.

(ii) Seller shall have satisfied all Liabilities, if any, with any of its employees within 30 days of the Closing Date.

6.3 Noncompetition; Non-Solicitation.

(a) Subject to the provisions of Section 6.3(b), as a part of the inducement to Buyer to enter into this Agreement, each of Seller and the Owner (each, a "Restricted Party" and together the "Restricted Parties") hereby agrees that for a period of five (5) years from and after the Closing Date (the "Restricted Period"), the Restricted Party shall not, and shall cause each Restricted Affiliate not to, without the prior written consent of Buyer, (i) directly or indirectly, serve as an officer, director, or partner or member of, or be employed by or serve as a consultant with, or have an equity or equity-like interest in, or otherwise own, manage, operate or control, directly or indirectly, any business, firm, entity or other Person which is engaged anywhere in the world in any business similar to or in competition with the VMAF Business.

(b) During the Restricted Period, each Restricted Party shall not, directly or indirectly, and shall cause each Restricted Affiliate not to (i) induce or attempt to induce any employee of the VMAF Business on the Closing Date who is hired by Buyer or any Buyer Affiliate to leave the employ of Buyer or such Buyer Affiliate, or in any way interfere with the relationship between any such employee and the Buyer or such Buyer Affiliate, (ii) hire directly or through an entity any Person who was an employee of the VMAF Business on the Closing Date (except, in the case of clauses (i) and (ii) of this Section 6.3(b), any employee who was involuntarily discharged by Buyer or any Buyer Affiliate on or after the Closing Date for any reason other than for the violation of any non-competition, non-disclosure or other restrictive covenants with Buyer or Buyer Affiliate).

(c) During the Restricted Period, the Restricted Party agrees that it will not, and it will cause the Restricted Affiliates not to, induce or attempt to induce any customer or supplier of the VMAF Business on the Closing Date to cease doing business with Buyer, or in any way interfere with the relationship between any such customer or supplier and Buyer.

(d) Each of the Restricted Parties agrees not to disclose any Confidential Information to any Person or use any Confidential Information in any manner; provided, however, it shall not be a breach of this Subsection (d) for Owner to provide a copy of this Section 6.3 and of the definitions of the terms referred to in this Section 6.3 to Owner's attorneys, accountants, financial advisors or prospective employers.

(e) Each Restricted Party acknowledges that any breach of the provisions of this Section 6.3 by any Restricted Party will result in irreparable injury to Buyer and the VMAF Business (following the consummation of the Contemplated Transactions), and that Buyer's remedies at law would be inadequate and insufficient. Accordingly, in the event of any such breach of any of the provisions of this Section 6.3, Buyer shall be entitled to preliminary and/or permanent injunctive relief, in addition to all such other legal and equitable remedies as may be available to Buyer therefor. In the event any of the provisions of this Section 6.3 are determined by a court of competent jurisdiction to be contrary to any applicable law, or for any reason to be unenforceable or invalid as written, the parties acknowledge that such court, if permitted by applicable law, shall modify any of such provisions so as to permit enforcement thereof as so modified. If a Restricted Party violates any of its obligations under this Section 6.3, then the time period hereunder shall be extended with respect to that Restricted Party by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

6.5 Customer and Other Business Relationships. After the Closing, each of the Seller Parties to the extent of their relationships existing as of the Closing Date will reasonably cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of the VMAF Business existing prior to the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Each of the Seller and Owner will refer to Buyer all inquiries relating to the VMAF Business. Each of the Seller Parties shall not, directly or through any of his or its officers, employees, agents or Affiliates, intentionally take any action that he, she or it knows, or expects, would either diminish in any material respect the value of the VMAF Business after the Closing or interfere in any material respect with the VMAF Business after the Closing, including disparaging the name or business of any Seller Party or Buyer.

6.6 Tax Matters.

(a) Transfer Taxes. Seller shall: (i) be responsible for (and shall indemnify and hold harmless Buyer against) any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Tax Authority in connection with the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), regardless of the Person liable for such Transfer Taxes under applicable law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

(b) Prorations. Seller shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Buyer and Seller as of 12:01 a.m. eastern standard time on the Closing Date. With respect to Taxes described in this Section 6.6(b), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Tax Authority payment for Taxes, which are subject to proration under this Section 6.6 and such payment includes the other party's share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

(c) Cooperation on Tax Matters.

(i) Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

(ii) Buyer shall retain possession of all accounting, business, financial and Tax records and information relating to the Purchased Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Buyer hereunder for a period of at least three (3) years from the Closing Date. Buyer shall give Seller notice and an opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Buyer shall provide access to Seller (after prior notice and during normal business hours), to the books, records, documents and other information relating to the Purchased Assets or the Assumed Liabilities as is reasonably necessary for Seller to properly prepare for, file, prove, answer, prosecute and/or defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer.

6.7 Publicity. Neither Seller nor Owner shall issue any press release or public announcement concerning this Agreement or the Contemplated Transactions without obtaining the prior written approval of the Buyer, which approval will not be unreasonably withheld. Buyer will afford Owner the opportunity to review any press release or public announcement concerning this Agreement or the Contemplated Transactions but under no circumstances shall Seller or Owner's approval be required. Seller understands that Buyer is obligated to make public disclosures about the transaction and file this agreement with the Securities and Exchange Commission.

6.8 Use of Name. Seller hereby agrees that upon the Closing, as between the Parties, Buyer shall have the sole right to the use of the name "Productive Concepts International", "Productive Concepts" or similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the "Seller Marks") and Seller shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof including "Productive Concepts, Inc.". In furtherance thereof, as promptly as practicable but in no event later than thirty (30) days following the Closing Date, Seller shall (i) change its name to remove the use of "Productive Concepts International" to otherwise comply with this Section 6.8, and (ii) remove, strike over or otherwise obliterate the name "Productive Concepts International" and all Seller Marks from all materials owned by Seller and used or displayed publicly including, without limitation, any sales and marketing materials, displays, signs, promotional materials and other materials.

6.9 Continuation of Legal Existence. Until the third anniversary of the Closing Date, each Seller shall preserve and keep in full force and effect its legal existence.

6.10 Seller's Software. Seller will transfer, or cause to be transferred, to Buyer possession and control of all copies of Seller's Software used in the VMAF Business, without cost to Buyer.

6.11 Transferred Productive Concepts Assets. Seller will transfer, or cause to be transferred, to Buyer any assets used or held for use in the VMAF Business which are discovered after the Effective Time not to have been properly transferred to Seller inaccordance with the requirements of Section 7.1(g).

7. CONDITIONS TO THE CLOSING

7.1 Conditions of Buyer's Obligation. Buyer's obligation to effect the Contemplated Transactions at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

(a) Representations and Warranties. Each representation and warranty set forth in Article 3 will be true and correct in all material respects at and as of the Closing as though then made, except to the extent of any change solely caused by the Contemplated Transactions.

(b) Covenants. The Seller Parties will have performed and observed in all material respects each covenant or other obligation required to be performed or observed by any of them pursuant to the Transaction Documents prior to the Closing.

(c) Compliance with Applicable Laws. The consummation of the Contemplated Transactions will not be prohibited by any requirement arising under any Proceeding, law, treaty, rule, regulation or ordinance, or subject Buyer, the VMAF Business or Seller or the Purchased Assets to any penalty, Liability or other onerous condition arising under any applicable Legal Requirement or imposed by any Governmental Entity.

(d) Proceedings. No Proceeding will be pending or threatened before any Governmental Entity the result of which could prevent or prohibit the consummation of any of the Contemplated Transactions, cause any such Transaction to be rescinded following consummation, or adversely affect Buyer's right to hold the Purchased Assets or conduct the VMAF Business or any of Seller's performance of its obligations pursuant to the Transaction Documents, and no Order having any such effect will exist.

(e) No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Entity.

(f) Required Consents. All filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Governmental Entity that are required for the consummation of the Contemplated Transactions (the "Required Government Consents"), and all Required Contract Consents including the General Motors Consent (together with the Required Government Consents, the "Required Consents") will have been duly made or obtained.

(g) Transfer of Transferred Productive Concepts Assets. At or prior to the effective time, Seller shall have obtained good title, free and clear of all liens, to the Transferred Productive Concepts Assets and Buyer shall have received evidence of such transfer in form and substance satisfactory to Buyer in its sole discretion.

(h) Opinions of Counsel. Buyer will have received from Krieg DeVault LLP, legal counsel for Seller, an opinion dated the Closing Date, addressed to Buyer and in form reasonably satisfactory to legal counsel to Buyer and Krieg DeVault LLP's Opinion Committee.

(i) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event or condition that, taken alone or collectively, has had or could likely have a Material Adverse Effect, or otherwise have a Material Adverse Effect on the condition, operations, financial prospects, or VMAF Business of Seller.

(j) Employment Matters.

(i) Those Business Employees of Seller identified on Exhibit 7.1(j)(i), or substitutes therefore who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date.

(ii) Substantially all other Business Employees of Seller shall be available for full-time hiring by Buyer, in its sole discretion, and subject to the consent of such Business Employees on and as of the Closing Date.

(k) Seller Closing Documents. Seller will have delivered to Buyer the following documents:

(i) the documents listed in Section 2.7(b)(i)(A) through (L); and

(ii) such other documents relating to the Contemplated Transactions as Buyer reasonably requests from Seller and which are customary in similar transactions.

7.2 Conditions of Seller's Obligations. Seller's obligation to effect the Contemplated Transactions at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

(a) Representations and Warranties. Each representation and warranty set forth in Article 4 will be true and correct in all material respects at and as of the Closing as though then made, except to the extent of any change solely caused by the Contemplated Transactions.

(b) Covenants. Buyer will have performed in all material respects each covenant or other obligation required to be performed by it pursuant to the Transaction Documents prior to the Closing.

(c) Compliance with Applicable Laws. The consummation of the Contemplated Transactions will not be prohibited by any Legal Requirement or subject Seller to any penalty or Liability arising under any Legal Requirement or imposed by any Governmental Entity.

(d) Proceedings. No Proceeding will be pending or threatened before any Governmental Entity the result of which could prevent or prohibit the consummation of any of the Contemplated Transactions, cause any such Contemplated Transaction to be rescinded following such consummation or adversely affect Buyer's performance of its obligations pursuant to the Transaction Documents, and no Order having any such effect will exist.

(e) Personal Guaranties. Buyer will have provided release of (i) the personal guaranties regarding the Purchase Price Advance and (ii) the Personal Guaranty Agreement.

(f) Buyer Closing Documents. Buyer will have delivered to Seller the following documents:

(i) the documents listed in Section 2.7(b)(ii)(A) through (G); and

(ii) such other documents relating to the Contemplated Transactions to be consummated at the Closing as Seller reasonably request from Buyer and which are customary in similar transactions.

All corporate and other proceedings or actions taken or required to be taken by Buyer in connection with the Contemplated Transactions, and all documents incident thereto, must be reasonably satisfactory in form and substance to Seller and its legal counsel. Any condition set forth in this Section 7.2 may be waived only in a writing executed by Seller.

8. EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Employment. Prior to the Closing, Buyer shall deliver, in writing, an offer of employment (on an "at will" basis) to those Business Employees identified by Buyer prior to the Closing to commence immediately upon the day following the Closing, subject to Buyer's standard conditions for new employees. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the "Transferred Employees." Subject to applicable laws, on and after the Closing Date, Buyer shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them). Any employee who is not offered employment by Buyer prior to Closing or who does not accept an offer of employment by Buyer is hereinafter referred to as an "Excluded Employee." Seller shall be exclusively responsible for complying with COBRA with respect to its employees (including the Transferred Employees) and their qualified beneficiaries by reason of any such employees' termination of employment with Seller, and Buyer shall not have any obligation or Liability to provide rights under COBRA on account of any such termination of employment.

8.2 Employee Benefits. As soon as reasonably practicable following the Closing, Buyer shall provide the Transferred Employees with benefits under Buyer's employee benefit plans. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Buyer with respect to the Transferred Employees for any specified period after the Closing Date. For the avoidance of doubt, Buyer is not assuming any of Seller's employee benefit plans.

9. INDEMNIFICATION

9.1 Indemnification by Seller. The Seller Parties shall, jointly and severally, indemnify, defend and hold harmless Buyer, each of its officers, directors, employees, shareholders, and subsidiaries and other affiliates and their respective successors and assigns (collectively, the "Buyer Group") from, against and in respect to all demands, claims, actions or causes of action, assessments, loss, damage, liability, cost or expense (including, but not limited to, interest, penalties and all costs and expenses including legal fees incurred in enforcing this indemnity) (collectively, "Claims") asserted against, resulting to, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, arising out of, because of or resulting from, in whole or in part:

(a) any breach of any warranty or any misrepresentation by Seller of any of Seller's representations or warranties made in or pursuant to this Agreement;

(b) any breach of any covenant made by Seller in or pursuant to this Agreement;

(c) any and all debts, obligations or liabilities of Seller other than the Assumed Liabilities, including, without limitation, those arising from acts or omissions of Seller before or after the Closing;

(d) any Claim arising from a violation of law by Seller which violation occurred at any time prior to the Closing or which arises from facts or circumstances occurring prior to the Closing, including, without limitation, any law, rule, or regulation relating to employee safety, prevailing wages, discrimination and/or benefits; and

(e) any and all reasonable costs, fees and expenses (including reasonable attorneys' fees) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this Article 9.

9.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Seller Parties, each of its officers, directors, employees, shareholders, and subsidiaries and other affiliates and their respective successors and assigns (collectively, the "Seller Group") from, against and in respect to all Claims asserted against, resulting to, imposed upon or incurred by any member of the Seller Group, directly or indirectly, arising out of, because of or resulting from, in whole or in part:

(a) any breach of any warranty or any misrepresentation by Buyer of any of Buyer's representations or warranties made in or pursuant to this Agreement;

(b) any breach of any covenant made by Buyer in or pursuant to this Agreement;

(c) any and all debts, obligations or liabilities of Buyer directly attributable to the Assumed Liabilities;

(d) any and all reasonable costs, fees and expenses (including reasonable attorneys' fees) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this Article 9.

9.3 Third Party Claims. In the case of any claim asserted by a third party against any Party entitled to indemnification under this Agreement (the "Indemnified Party"), notice (an "Indemnity Notice") shall be given by the Indemnified Party to the indemnifying party (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is actually prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, the Indemnifying Party, in the defense of any such claim or litigation, shall not consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's tax liability or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article 9 and the records of each shall be available to the other with respect to such defense. Notwithstanding the foregoing, the Indemnifying Party shall still provide indemnification to the Indemnified Party.

9.4 General Indemnification Threshold. Notwithstanding anything to the contrary contained in this Agreement, no indemnification under Section 9.1 or Section 9.2 shall be made by any Indemnifying Party, and an Indemnifying Party shall not have any liability under such Section with respect to any Claim, unless the aggregate amount of Losses subject to indemnification pursuant thereto and due the party or parties being indemnified shall exceed Twenty-Five Thousand Dollars ($25,000) (the "Threshold"), and once the Threshold amount is exceeded the Indemnifying Party shall indemnify the Indemnified Party, and shall be liable, for the amount of all Losses including the amount of the Threshold. The aggregate indemnification by any Indemnifying Party pursuant to Article 9 shall not exceed the total amount, in the aggregate, received by Seller in connection with this Agreement.

9.5 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other parties hereto.

9.6 Payment of Uncontested Amounts; Right to Set-Off. The entire amount of any claim for indemnification hereunder or, if and so long as any portion of such amount is unknown or contested by the Indemnifying Party, the known and uncontested amount of such claim, shall be paid by the Indemnifying Party promptly (but in no event more than thirty (30) days after such amount is known and uncontested). Any known and uncontested amount owed by the Indemnifying Party hereunder with respect to any such claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to the Indemnifying Party pursuant to this Agreement or otherwise, including any Earn Out.

9.7 Calculation of Losses. Payment by any Indemnified Party of amounts for which such Indemnified Party is entitled to be indemnified under this Agreement shall not be a condition precedent to recovery, provided the Indemnified Party makes payment of such amounts to the Person to whom such indemnification relates.

10. ESCROW

10.1 Escrow Fund. Seller shall establish a fund to be held in escrow by the Escrow Agent under the Escrow Agreement (the "Escrow").

10.2 Release of General Escrow Funds to Seller. The Escrow Fund will, subject to the terms of the Escrow Agreement, be released and paid as follows:

(a) to Seller upon the delivery of 450 completed modifications of Chevrolet Express and/or GMC Savanna vans under the GM Contract;

(b) to Buyer if the delivery of 450 completed modifications of Chevrolet Express and/or GMC Savanna vans under the GM Contract has not occurred prior to December 31, 2011; or

(c) as otherwise permitted pursuant to the terms of the Escrow Agreement.

11. MISCELLANEOUS

11.1 Assignment; No Third Party Beneficiary. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except that Buyer shall be entitled to assign its rights and delegate its duties under this Agreement to any wholly owned subsidiary of Buyer, so long as such assignee agrees in writing to be bound by the terms and conditions hereof, on a joint and several basis with Buyer. No such assignment shall relieve Buyer of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

11.2 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS, BOTH SUBSTANTIVE AND PROCEDURAL OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS OF NEW YORK LAW). Except as otherwise expressly provided for in this Agreement, each Party hereby irrevocably submits to the non-exclusive jurisdiction of the Federal District Court of New York or the courts of the State of New York located in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any Contemplated Transactions, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is brought in an inconvenient forum or that the venue of such Proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In any controversy, claim or judicial action arising from or relating to this Agreement or any of the Contemplated Transactions each of the Parties waives any rights to trial by jury it may have, whether the action is before a court of any judicial district in the State of New York, the United States of America or otherwise.

11.3 Entire Agreement; Construction; Amendments and Waivers. This Agreement (including all agreements and other documents referenced herein) constitutes the entire agreement among the Parties and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. This Agreement may not be amended except by a writing signed by each Party hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The Parties agree that all Parties participated in the preparation and negotiation of this Agreement and the agreements contemplated hereby and that neither this Agreement nor any of the agreements contemplated hereby shall be construed against any Party by virtue of the fact that any Party or its representatives prepared or drafted such agreements.

11.4 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein.

11.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered; (b) when transmitted if transmitted by telecopy, electronic or digital transmission; (c) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case any such notice, request, demand or other communication shall be sent to:

If to Buyer, to:

IMPCO Technologies, Inc.

780 Third Avenue

25th Floor

New York, New York 10017

Attention: Matthew Beale, President

Facsimile: (646) 502-7171

with a copy, which shall not constitute notice, to:

Day Pitney LLP

By Mail

7 Times Square

Broadway between 41st and 42nd Streets

New York, NY 10036

Attention: Ronald H Janis, Esq.

Facsimile: (212) 881-9023

If to Seller, to:

Productive Concepts International LLC

1274 S. State Rd. 32

Union City, Indiana 47390

Attention: Robert Lykins

Facsimile: (765) 964-3993

with a copy, which shall not constitute notice, to:

Krieg DeVault

12800 N Meridian Street

Suite 300

Carmel IN 46032

Attention: Matthew E. Conrad, Esq.

Facsimile: (317) 636-1507

or to such other place and with such other copies as each Party may designate as to itself by written notice to the others.

11.6 Termination. This Agreement may be terminated at any time prior to Closing:

(a) By mutual written consent of Buyer and Seller;

(b) By Buyer or Seller if the Closing shall not have occurred on or before October 19, 2010; provided, however, that this provision shall not be available to Buyer if and so long as Seller has the right to terminate this Agreement under Section 11.6(d), and this provision shall not be available to Seller if and so long as Buyer has the right to terminate this Agreement under Section 11.6(c);

(c) By Buyer if there is a misrepresentation in or a material breach of any representation or warranty of Seller set forth in Article 3 or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, or the occurrence of any event which results or would result in the failure of a condition in Section 7.1 to be satisfied on or prior to the Closing Date; provided, however, that Buyer may not terminate this Agreement prior to the Closing unless Seller has been provided notice of such breach or failure and, if curable, shall have failed to cure the same within thirty (30) days of such notice;

(d) By Seller if there is a misrepresentation in or a material breach of any representation or warranty set forth in Article 4 or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.2 to be satisfied on or prior to the Closing Date; provided, however, that Seller may not terminate this Agreement prior to the Closing Date unless Buyer has been provided notice of such breach or failure and, if curable, shall have failed to cure the same within thirty (30) days of such notice; or

(e) By Buyer if there is a termination of any material Contract of the VMAF Business, including without limitation the General Motors Contract or a Contract with a supplier for the General Motors Contract.

In the event of termination of this Agreement, no Party shall have any Liability under this Agreement to any other Party, except for any willful breach of this Agreement occurring prior to the termination of this Agreement. Upon any such termination, each Party will redeliver all documents, work papers and other material of any other Party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same. The provisions of Section 11.9 shall continue in full force and effect notwithstanding any termination of this Agreement

11.7 Expenses. Except as otherwise specified in this Agreement, each Party shall pay its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and carrying out the Contemplated Transactions including without limitation the fees and expenses of attorneys, investment bankers, finders, brokers, accountants and other professionals.

11.8 Confidentiality. Any and all information disclosed by Buyer to Seller or by Seller to Buyer in connection with the negotiations leading to and the execution of this Agreement, or in furtherance thereof, which information was not already known to the Party receiving the disclosure, is and shall remain confidential to the disclosing Party and its respective Affiliates, employees and agents. Each Party agrees not to divulge or disclose or use for its benefit or purposes not associated with and necessary for the performance of their respective obligations hereunder or the consummation of the Contemplated Transactions any such information at any time in the future unless it has otherwise become public other than by breach hereof by the Party as to whom such information is confidential or proprietary. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to any of the Parties.

11.9 Survival. Articles 2, 3, 4, 6, 8, 9 and 11 will survive the Closing.

11.10 Authority to Sign. Each Party represents that the person signing this Agreement has all right, power and authority to sign this Agreement on behalf of such Party.

11.11 Counterparts; Facsimile Signatures.

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Signature pages exchanged by facsimile shall be fully binding.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Robert Lykins Robert Lykins, Individually

PRODUCTIVE CONCEPTS INTERNATIONAL LLC By: /s/ Robert Lykins Name: Robert Lykins Title: President
IMPCO TECHNOLOGIES, INC., as purchaser By: /s/ Matthew Beale Name: Matthew Beale Title: Executive Vice President and Secretary
And, with respect only to Section 2.3(c), FUEL SYSTEMS SOLUTIONS, INC., By: /s/ Matthew Beale Name: Matthew Beale Title: President, Chief Financial Officer and Secretary